                                                                  Exhibit 11.1

                FIRST EMPIRE STATE CORPORATION AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                  YEAR ENDED DECEMBER 31
                                           -----------------------------------
AMOUNTS IN THOUSANDS, EXCEPT PER SHARE       1996         1995         1994
                                           --------     --------     -------
Primary
  Average common shares outstanding......     6,663        6,499       6,729
  Common stock equivalents *.............       385          282         223
                                           --------     --------     --------
    Primary common shares outstanding....     7,048        6,781       6,952
                                           --------     --------     -------
Net income...............................  $151,103      131,036     117,295
Less: Preferred stock dividends..........       900        3,600       3,600
                                           --------     --------     --------
  Net income available to common
    shareholders.........................   150,203      127,436     113,695
                                           --------     --------     -------
Earnings per common share-- primary......    $21.31        18.79       16.35
                                           --------     --------     -------
Fully diluted
  Average common shares outstanding......     6,663        6,499       6,729
  Common stock equivalents *.............       421          362         228
Assumed conversion of convertible
  preferred stock........................       122          507         507
                                           --------     --------     --------
Fully diluted average common shares
  outstanding............................     7,206        7,368       7,464
                                           --------      -------     -------
Net income...............................  $151,103      131,036     117,295
                                           --------      -------     -------
Earnings per common share--fully
  diluted................................    $20.97        17.78       15.71
                                           --------      -------     -------

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*   Represents shares issuable upon the assumed exercise of outstanding common stock options under the "treasury stock" method of accounting.